Exhibit 10.5

THE ST. PAUL TRAVELERS COMPANIES, INC.

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS (the “Plan”)

Section 1.               Eligibility.  Each member of the Board of Directors of The St. Paul Travelers Companies, Inc. (the “Company”) or one of its subsidiaries, if so designated by the Board of Directors, who is not an employee of the Company or any of its subsidiaries (an “Eligible Director”) is eligible to participate in the Plan.

Section 2.               Administration.  The Plan shall be administered, construed and interpreted by the Board of Directors of the Company.  Pursuant to such authorization, the Board of Directors shall have the responsibility for carrying out the terms of the Plan.  To the extent permitted under the securities laws applicable to compensation plans including, without limitation, the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or under the Internal Revenue Code of 1986, as amended (the “Code”), the Governance Committee of the Board of Directors, or a subcommittee of the Governance Committee, may exercise the discretion granted to the Board of Directors under the Plan, provided that the composition of such Committee or subcommittee shall satisfy the requirements of Rule 16b-3 under the Exchange Act, or any successor rule or regulation.  The Board of Directors or the Governance Committee may also designate a plan administrator to manage the record keeping and other routine administrative duties under the Plan.  In the absence of the appointment of a plan administrator, the officer of the Company having direct responsibility for compensation and benefits shall be the plan administrator.

Section 3.               Stock-Based Compensation.  The Board of Directors or the Governance Committee may determine that the receipt of deferred stock units or other equity compensation that is received by a director as taxable compensation (“Stock-Based Compensation”) may be deferred hereunder at the election of a director.

Section 4.               Annual Fixed Director Compensation.  The Board of Directors or the Governance Committee may determine the payment of annual fixed director compensation, as determined by the Board of Directors or the Governance Committee, including any annual retainer, committee chair or vice-chair fees, additional fees, meeting fees or other cash compensation (the “Annual Fixed Director Compensation”) to each Eligible Director who served as a director may be deferred hereunder at the election of a director.

Section 5.               Election to Defer.

(a)     Time of Election.  As soon as practicable prior to the beginning of a calendar year, an Eligible Director may elect to defer receipt of the Stock-Based Compensation and Annual Fixed Director Compensation by directing that such amounts which otherwise would have been payable during such calendar year and succeeding calendar years shall be credited to a deferred compensation account (the “Director’s Account”).  Under a valid election, such deferred compensation shall be payable in accordance with paragraph 7(a) below.  Any person who shall become an Eligible Director during any calendar year, and who was not an Eligible Director of the Company (or its subsidiaries) prior to the beginning of such calendar year, may elect, within thirty (30) days after his or her term begins, to defer payment of his or her Stock-Based Compensation or Annual Fixed Director Compensation earned during the remainder of such calendar year and for succeeding calendar years.

(b)     Form and Duration of Election.  An election to defer Stock-Based Compensation or Annual Fixed Director Compensation shall be made by written notice executed by the Eligible Director and filed with the Secretary of the Company.  Such election shall continue until the Eligible Director terminates such election by subsequent written notice filed with the Secretary of the Company.  Amounts credited to the Director’s Account prior to the effective date of termination shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.

(c)     Change of Election.  An Eligible Director who has terminated his or her election to defer Stock-Based Compensation or Annual Fixed Director Compensation hereunder may thereafter make another election in accordance with paragraph 5(a) to defer such compensation for the calendar year subsequent to the filing of such election and succeeding calendar years.

Section 6.               The Director’s Account.  Shares of Common Stock that an Eligible Director has elected to defer under the Plan shall be credited to the Director’s Account as Common Stock Units as follows:

(a)     As of each date that a quarterly installment of the Annual Fixed Director Compensation would otherwise be payable, there shall be credited to the Director’s Account Common Stock Units equal to the number of shares of the Company’s Common Stock obtained by dividing the amount of Stock-Based Compensation payable in such quarter plus the Annual Fixed Director Compensation allocable to such calendar quarter by the fair market value as determined by the Compensation Committee pursuant to The St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”).  If the applicable percentage of Annual Fixed Director Compensation for the calendar quarter is not evenly divisible by such average closing price of the Company’s Common Stock, the balance shall be credited to the Director’s Account in fractional Common Stock Units.

(b)     At the end of each calendar quarter, there shall be credited to the Director’s Account an amount equal to the cash dividends that would have been paid on the number of shares of Common Stock credited to the Director’s Account as of the dividend record date, if any, occurring during such calendar quarter as if such shares had been shares of issued and outstanding Common Stock on such record date, and such amounts shall be treated as reinvested in additional shares of Common Stock Units on the payment date for quarterly payments of Annual Fixed Director Compensation using fair market value as determined by the Compensation Committee.

(c)     An Eligible Director shall not have any interest in the cash or Common Stock in his or her Director’s Account until such cash or Common Stock is distributed in accordance with the Plan.

(d)     Common Stock Units credited to the director’s accounts as deferral of Stock-Based Compensation or Annual Fixed Director Compensation or as fractional Common Stock Units, reinvested dividends or other awards shall be issued exclusively from and pursuant to the Stock Incentive Plan.

Section 7.               Distribution from Accounts.

(a)     Form of Election.  At the time an Eligible Director makes an election to defer receipt of Stock-Based Compensation or Annual Fixed Director Compensation pursuant to paragraphs 5(a) or 5(c), such Director shall also file with the Secretary of the Company a written election with respect to the distribution of the aggregate amount of shares credited to the Director’s Account.  An Eligible Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal annual installments (provided the payout period does not exceed 15 years).  The lump-sum payment or the first installment shall be paid as of (i) the first business day of any calendar year subsequent to the date the Annual Fixed Director Compensation would otherwise be payable, as specified by the Director, (ii) the first business day of the calendar quarter immediately following the cessation of the Eligible Director’s service as a director of the Company or (iii) the earlier of (i) or (ii), as the Eligible Director may elect.  Subsequent installments shall be paid as of the first business day of each succeeding annual installment period until the entire amount credited to the Director’s Account shall have been paid.  A cash payment will be made with the final installment for any fraction of a share of Common Stock credited to the Director’s Account.

(b)     Adjustment of Method of Distribution.  An Eligible Director participating in the Plan may, prior to the beginning of any calendar year, file another written election with the Secretary of the Company electing to change the date and/or method of distribution of the aggregate amount of cash and shares of Common Stock to be credited to the Director’s Account for services rendered as a director commencing with such calendar year.  Amounts credited to the Director’s Account prior to the effective date of such change (the “Prior Amounts”) shall also be affected by such change and shall be distributed in accordance with the most recent election with respect to the Prior Amounts except as specified in this paragraph.  The election to change the date and/or method of distribution will effectively defer the date on which Prior Amounts are to be paid, and/or extend the payout period if that written election to effect such change is filed with the Secretary of the Company at least one (1) year before such change is to take effect.  The election to change the date and/or method of distribution will effectively accelerate the date on which the Prior Amounts are to be paid and/or shorten the payout period if a written election to effect such change is filed with the Secretary of the Company at least one (1) year before such change is to effect.  Notwithstanding the foregoing, in the event an Eligible Director suffers a severe financial hardship outside the control of such  Director, as determined by the Governance Committee, the Eligible Director may elect to advance or defer the date of distribution of his or her Director’s Account or change the method of distribution thereof and may also cease the deferral of current calendar year compensation.

(c)     Change of Control.  Notwithstanding anything to the contrary contained herein, upon a “Change of Control” (as defined in the Stock Incentive Plan), the full number of shares of Common Stock and cash in each Director’s Account shall be distributable on the later of the date six months and one day following the “Change of Control” or the distribution date(s) previously elected by an Eligible Director.

Section 8.               Distribution on Death.  If an Eligible Director should die before all amounts credited to the Director’s Account shall have been paid in accordance with the election referred to in paragraph 7, the balance in such Director’s Account as of the date of such Director’s death shall be paid promptly following such Director’s death, in accordance with the method of payment elected by the Eligible Director, to the beneficiary designated in writing by such Director.  Such balance shall be paid to the spouse of the Eligible Director or, if no spouse, then to the estate of the Eligible Director if (a) no such designation has been made or (b) the designated beneficiary shall have predeceased the Director and no further beneficiary designation has been made.

Section 9.               Miscellaneous.

(a)     The right of an Eligible Director to receive any amount in the Director’s Account shall not be transferable or assignable by such Director, except by will or by the laws of descent and distribution, and no part of such amount shall be subject to attachment or other legal process.

(b)     Except as otherwise set forth herein and as required to reserve shares of Common Stock for issuance pursuant to the terms hereof, the Company shall not be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.  The Company shall make available as and when required a sufficient number of shares of Common Stock to meet the requirements arising under the Plan.  Such shares shall be issued under and pursuant to the Stock Incentive Plan.

(c)     The establishment and maintenance of, or allocation and credits to, the Director’s Account shall not vest in the Eligible Director or his beneficiary any right, title or interest in and to any specific assets of the Company.  An Eligible Director shall not have any dividend or voting rights or any other rights of a stockholder (except as expressly set forth in paragraph 6(b) with respect to dividends and as provided in subparagraph (g) below) until the shares of Common Stock credited to a Director’s Account are distributed.  The rights of an Eligible Director to receive payments under this Plan shall be no greater than the right of an unsecured general creditor of the Company.

(d)     Notwithstanding any other provision hereof, if a director’s balance at the time of termination of service as a director or retirement is less than $25,000, such balance shall be paid in full on the first day of the calendar quarter following such termination of service.

(e)     The Plan shall continue in effect until terminated by the Board of Directors.  The Board of Directors may at any time amend or terminate the Plan; provided, however, that (i) no amendment or termination shall impair the rights of an Eligible  Director with respect to amounts then credited to the Director’s Account; and (ii) no amendment shall become effective without approval of the shareholders of the Company if such shareholder approval is required to enable the Plan to satisfy applicable state or Federal statutory or regulatory requirements.

(f)      Each Eligible Director participating in the Plan will receive an annual statement indicating the amount of cash and number of shares of Common Stock or Common Stock Units credited to the Director’s Account, as of the end of the preceding calendar year.

(g)     If adjustments are made to outstanding shares of Common Stock as a result of stock dividends, stock splits, recapitalizations, mergers, consolidations and similar transactions, an appropriate adjustment shall be made in the number of shares of Common Stock or Common Stock Units credited to the Director’s Account.

(h)     Shares of Common Stock or Common Stock Units that may be granted under the Plan shall be subject to adjustment upon the occurrence of adjustments to the outstanding Common Stock described in paragraph 10(f) hereof.

(i)      The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota, without regard to the conflicts of laws provisions thereof.

(j)      All claims and disputes between an Eligible Director and the Company arising out of the Plan shall be submitted to arbitration in accordance with the then current arbitration policy of the Company.  Notice of demand for arbitration shall be given in writing to the other party and shall be made within a reasonable time after the claim or dispute has arisen.  The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.  The provisions of this Section 10(i) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

(k)     If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.